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                                              Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-4877










                                 AMF GROUP INC.

   Supplement No. 10 to Prospectus dated August 12, 1996, as supplemented by
                   Supplement No. 1 dated September 9, 1996,
                   Supplement No. 2 dated September 9, 1996,
                   Supplement No. 3 dated September 10, 1996,
                   Supplement No. 4 dated September 11, 1996,
                   Supplement No. 5 dated September 27, 1996,
                    Supplement No. 6 dated October 10, 1996,
                    Supplement No. 7 dated October 24, 1996,
                  Supplement No. 8 dated November 14, 1996 and
                    Supplement No. 9 dated December 20, 1996

             The date of this Supplement No. 10 is January 16, 1997

     On January 15, 1997, AMF Group Inc. issued the attached press release.




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PRESS RELEASE                                                        [AMF LOGO]



8100 AMF Drive                                         Contact: Stephen E. Hare
Richmond, VA 23111                                      Chief Financial Officer
                                                                 (804) 730-4401

For Immediate Release
January 15, 1997




        AMF Bowling Worldwide Increases Capacity for Future Acquisitions

        Richmond, Virginia, January 15, 1997 - AMF Bowling Worldwide announced that it has completed an amendment to its $715 million credit facility to increase the flexibility and borrowing capacity of its ongoing acquisition program. In conjunction with this amendment, AMF issued $65 million of long term debt and used these proceeds to reduce outstanding borrowings under its acquisition facility. As a result, AMF increased the availability for future borrowings under its acquisition facility to $141.5 million.

        AMF Bowling Worldwide was formed on May 1, 1996 as a result of the acquisition of AMF's Bowling Products and Bowling Centers operations by a group of investors led by an affiliate of Goldman, Sachs & Co. Since May 1, 1996, AMF Bowling Worldwide has acquired 57 bowling centers under its ongoing acquisition program and at December 31, 1996, owned and operated 341 bowling centers in eleven countries.


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        AMF Bowling Worldwide, headquartered in Richmond, Virginia, is the largest owner and operator of bowling centers in the world and one of the world's leading manufacturers and marketers of bowling products.